Exhibit 10.20

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into between LUI DENVER BROADWAY, LLC, a Delaware limited liability company (“Landlord”) and GLOBAL TECHNOLOGY RESOURCES, INC., a Colorado corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain Office Lease dated August 13, 2007, and that certain First Amendment to Office Lease dated October 4, 2007 (as amended, the “Lease”) currently covering approximately 20,190 Rentable Square Footage on the 4th floor (the “Premises”) of the building located at 990 South Broadway, Denver, Colorado (the “Building”).

B. Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Second Expansion Space. Landlord leases to Tenant and Tenant leases from Landlord approximately 5,234 additional Rentable Square Feet (the “Second Expansion Space”) located on the 4th floor of the Building. The term “Premises” as used in the Lease means and includes approximately 25,424 Rentable Square Feet, being the sum of the Rentable Square Feet of the current Premises (20,190 Rentable Square Feet) and the Second Expansion Space (5,234 Rentable Square Feet) as depicted on Exhibit A attached hereto. The lease of the Second Expansion Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment. The expansion described in this Amendment shall constitute an exercise of Tenant’s preferential right set forth in Rider No. 2 to the Lease. Tenant acknowledges that it has no further expansion rights or options, or other preferential rights under the Lease.

2. Base Rent. Tenant’s lease of the Second Expansion Space shall be coterminous with the Term of the current Premises. Commencing on the Second Expansion Space Commencement Date and continuing through the Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Second Expansion Space the amounts set forth in the following rent schedule, plus any applicable tax thereon:

SECOND EXPANSION SPACE

	Period		Annual Rate Per Square Foot	Monthly Base Rent

SESCD	to	Month 4	$0.00	$0.00	*
Month 5	to	Month 12	$15.00	$6,542.50
Month 13	to	Month 24	$15.45	$6,738.78
Month 25	to	Month 36	$15.91	$6,939,41
Month 37	to	Month 48	$16.39	$7,148.77
Month 49	to	ED	$16.88	$7,362.49

SESCD = Second Expansion Space Commencement Date

ED = Expiration Date (defined in Section 3.A of the Lease)

*	Subject to Section 4.H. of the Lease

3. Operating Expenses. Commencing on the Second Expansion Space Commencement Date, Tenant’s Pro Rata Share of Operating Expenses payable under Section 4 of the Lease shall be increased to take the Second Expansion Space into consideration.

4. Condition of Second Expansion Space.

(a) Tenant accepts the Second Expansion Space in its “as-is” condition. However, any necessary construction of leasehold improvements shall be accomplished and the cost of such construction shall be paid in accordance with the “Construction Agreement” between Landlord and Tenant attached to this Amendment as Exhibit B. Except as expressly provided in the Construction Agreement, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Second Expansion Space or the Premises. BY TAKING POSSESSION OF THE SECOND EXPANSION SPACE, TENANT WAIVES (i) ANY CLAIMS DUE TO DEFECTS IN THE SECOND EXPANSION SPACE EXCEPT (A) MINOR FINISH ADJUSTMENTS IN LANDLORD WORK (AS DEFINED IN THE CONSTRUCTION AGREEMENT) PERFORMED BY LANDLORD (“Punchlist Items”) SPECIFIED IN REASONABLE WRITTEN DETAIL BY TENANT CONTEMPORANEOUSLY WITH TAKING POSSESSION, AND (B) LATENT DEFECTS IN THE LANDLORD WORK PERFORMED BY LANDLORD OF WHICH TENANT NOTIFIES LANDLORD IN WRITING WITHIN 180 DAYS AFTER TAKING POSSESSION; AND (ii)ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. Tenant waives the right to terminate the Lease due to Punchlist Items or the condition of the Second Expansion Space.

(b) The term “Second Expansion Space Commencement Date” means the earlier of (i) the date Substantial Completion (as defined in the Construction Agreement) of the Second Expansion Space is achieved pursuant to the Construction Agreement and (ii) the date Tenant occupies the Second Expansion Space. Landlord shall use reasonable diligence to achieve Substantial Completion on or before March 1, 2008. Tenant shall have early access to the Second Expansion Space pursuant to the terms of Section 3.C of the Lease. Landlord shall not be liable or responsible for any Claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. However, Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (as defined in the Construction Agreement) shall be the postponement (if any) of the commencement of rental payments for the Second Expansion Space. Upon determination, Landlord and Tenant, at the request of either, shall execute an amendment to the Lease confirming the Second Expansion Space Commencement Date, together with corresponding adjustments to the schedule of Base Rent.

5. Security Deposit. Upon execution of this Amendment, Tenant shall deliver to Landlord the amount of $7,362.49 as an additional security deposit (“Additional Security Deposit”). The Additional Security Deposit shall be subject to the terms and conditions set forth in Section 6 of the Lease.

6. Signage. Tenant shall have Suite Signage and Directory Signage rights for the Second Expansion Space as set forth in Section 31.M(2) of the Lease.

7. Parking. As of the Second Expansion Space Commencement Date, Tenant shall take and pay for 3 parking permits per 1,000 feet of Rentable Square Footage in the Second Expansion Space, which will be allocated as follows: (a) 1 reserved permit providing access to covered space at the Property (the “Covered Space”), (b) 1 reserved space in the courtyard area behind the Building (the “Courtyard Space”) and (c) 13 permits allowing access to unreserved spaces in the parking structure to be constructed at the Property (the “Additional Spaces”); provided, however, that until the construction of the parking structure is completed, Landlord shall provide parking for such Additional Spaces at other locations on the Property or adjacent to the Property. Tenant agrees to cooperate with Landlord with respect to the construction of the proposed parking structure and any relocation of the Additional Spaces made necessary by virtue of the construction of the proposed parking structure. No inconvenience caused thereby shall be grounds for a Landlord default or a reduction in rent or parking rent hereunder. During the Term (including any renewal or extension), Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each permit/space, plus any taxes thereon. The current monthly contract rate for each reserved permit/space is (i) $100.00 per reserved permit (plus any taxes thereon) for the Covered Space and (ii) $50.00 per reserved space (plus any taxes thereon) for the Courtyard Space. Tenant shall not obligated to pay a monthly contract rate for the Additional Spaces for the initial Term. All terms and conditions of Exhibit E to the Lease shall be applicable to the parking spaces set forth in the Section 7.

8. Option to Extend. The exercise of Tenant’s option to extend set forth in Rider No. 1 to the Lease shall be applicable to the entirety of the Premises (i.e., including the Second Expansion Space).

9. Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.

10. Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment except the Frederick Ross Company. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.

11. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on November 21, 2007, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

12. Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

LANDLORD AND TENANT enter into this Amendment on November 19, 2007 (“Effective Date”).

LANDLORD:

LUI DENVER BROADWAY, LLC, a Delaware limited liability company

By:
Joanne M. Johnson, Vice President

TENANT:

GLOBAL TECHNOLOGY RESOURCES, INC., a Colorado corporation

By:
	Name:	Glenn Smith
	Title:	VP

EXHIBIT B

CONSTRUCTION AGREEMENT

This Construction Agreement is attached as an Exhibit to the Second Amendment to Office Lease (the “Amendment”) between LUI DENVER BROADWAY, LLC, as Landlord, and GLOBAL TECHNOLOGY RESOURCES, INC., as Tenant, for the Second Expansion Space, the Rentable Square Footage of which is 5,234, located on the 4th floor of the Building. Unless otherwise specified, all capitalized terms used in this Construction Agreement shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Construction Agreement, the latter shall control.

1. Approved Construction Documents.

(A) Tenant’s Information. Within 10 days after the Effective Date, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Second Expansion Space, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(B) Construction Documents. Following Landlord’s execution of the Amendment and receipt of Tenant’s Information, Landlord’s designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(C) Approved Construction Documents. Within 3 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 3 Business Days after receipt. If Tenant fails to request changes within such 3 Business Day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents”. By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

2. Competitive Bids. Landlord shall seek 3 competitive bids from general contractors from Landlord’s approved bidding list. Only subcontractors from Landlord’s approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building. Tenant shall be invited to the bid opening and allowed to participate in the selection of the successful bidder; provided Landlord shall make the final selection of the general contractor. Tenant shall have the option of submitting the name of 1 general contractor for inclusion in the bidding process so long as such contractors are acceptable to Landlord.

3. Landlord’s Contributions. Landlord will provide a construction allowance not to exceed $30.00 multiplied by the Rentable Square Footage of the Second Expansion Space (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work. The cost of (a) extension of electrical wiring from Landlord’s designated location(s) to the Second Expansion Space, (b) purchasing and installing all building equipment for the Second Expansion Space (including any submeters and other above building standard electrical equipment approved by Landlord), (c) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (d) materials and labor, (e) data/telecommunications cabling and equipment and phone systems; (f) moving expenses, (g) furniture and fixtures and (h) an asbestos survey of the Second Expansion Space if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Tenant acknowledges that if an asbestos survey is required by applicable Law, the time required for such asbestos surveys should be incorporated in Tenant’s construction planning. Landlord shall provide Tenant with a preliminary space plan or in the alternative, with an allowance not to exceed in the aggregate $0.12 multiplied by the Rentable Square Footage of the Second Expansion Space for a preliminary space plan, in the event Tenant elects to hire its own architect and such architect has been approved by Landlord, and the cost of same shall be reduced from the Construction Allowance. In addition, and provided that there are sufficient funds available in the Construction Allowance after completion of the Landlord Work as provided herein, Tenant may utilize the remaining portion of the Construction Allowance toward a credit against Base Rent (the “Rent Credit”). The Rent Credit will be credited to Tenant in such manner as determined by Landlord. Subject to the foregoing regarding the Rent Credit, the Construction Allowance made available to Tenant under this Construction Agreement must be utilized for its intended purpose within 180 days of the Effective Date or be forfeited with no further obligation on the part of Landlord.

4. Construction.

(A) General Terms. Subject to the terms of this Construction Agreement, Landlord agrees to cause leasehold improvements to be constructed in the Second Expansion Space (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in Section 3 of this Construction Agreement, the terms and provisions contained in this Construction Agreement shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Premises, Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Construction Agreement, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(B) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Property’s parking facilities and all points of access into the Property. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(C) Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” On the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Construction Agreement. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Amendment. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.

5. Costs.

(A) Change Orders and Cost Overruns. Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Construction Agreement, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) | of Cost Overruns is received. On or before the Second Expansion Space Commencement Date, and as a condition to Tenant’s right to take possession of the Second Expansion Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

(B) Construction Management Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 3% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6. Acceptance. By taking possession of the Second Expansion Space, Tenant agrees and acknowledges that (i) the Second Expansion Space is usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing): and (iii) both the Building and the Second Expansion Space are satisfactory in all respects.